May 11, 2018

Securities and Exchange Commission 100 F Street, NE Washington, DC 20549

This letter confirms that Adam Fliss, Michael LaGatta, Ken Murphy and Joann Harris are authorized and designated to sign all securities-related filings under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, including Form ID Acknowledgements, on my behalf. This authorization and designation shall be valid until December 31, 2020.

Very truly yours,

/s/ Peter McGoohan
Peter McGoohan